UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 14, 2013

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6001 America Center Drive San Jose, California	95002
(Address of principal executive offices)	(Zip Code)

(408) 586-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 14, 2013, David G. DeWalt informed Polycom, Inc. (“Polycom”) that he would resign as Chairman of the Board and as a member of the Board of Directors of Polycom, effective May 16, 2013, in order to avoid any potential auditor independence conflict relating to Polycom’s independent registered public accounting firm (“Independent Audit Firm”). Mr. DeWalt is affiliated with another company that may potentially enter into a business relationship with Polycom’s Independent Audit Firm. Mr. DeWalt’s decision was not a result of any disagreements with Polycom.

In connection with Mr. DeWalt’s resignation, the Board appointed Kevin T. Parker as Chairman of the Board, effective May 16, 2013. In addition, the Board appointed current Board member D. Scott Mercer as Chairman of the Audit Committee to replace Mr. Parker, who will remain on the Audit Committee. The Board is also initiating a search for a new independent director.

A copy of the press release announcing these events is furnished as Exhibit 99.1, and a copy of Mr. DeWalt’s resignation letter is furnished as Exhibit 99.2.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 14, 2013, in connection with Mr. DeWalt’s resignation, the Board of Directors of Polycom approved an amendment to Polycom’s Bylaws, effective May 16, 2013, to reduce the size of the Board of Directors to six (6) members. A copy of the Amended and Restated Bylaws of Polycom is filed with this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01 Other Events.

Polycom will file a supplement to its proxy statement for its 2013 Annual Meeting of Stockholders to reflect the changes described in this Report and that Mr. DeWalt is no longer a nominee for Polycom’s Board of Directors.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

3.1	Amended and Restated Bylaws of Polycom, Inc.

99.1	Press Release Entitled “Polycom Names Kevin Parker as New Chairman of the Board”

99.2	Resignation Letter of David DeWalt, dated May 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Sayed M. Darwish
Chief Legal Officer, Executive Vice President of Corporate Development and Secretary

Date: May 16, 2013

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